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                                                                    EXHIBIT 2.01

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 17th day of October, 2001, by and between FLEMING COMPANIES, INC., an Oklahoma corporation, ("Seller"), and BROOKE CORPORATION, a Kansas corporation ("Purchaser").

                                    Recitals

     A. Seller is the fee owner of certain land (the "Land"), in the City of Phillipsburg, County of Phillips, State of Kansas, more particularly described as follows:

     Lot One (1) and the North Twenty (20) feet of Lots Two (2), Three (3), Four
     (4) and Five (5), in Replat of Block One (1), Jay Groom Addition to the City of Phillipsburg, Phillips County, Kansas.

     B. As used in this Agreement, the term "PROPERTY" includes all of the following:

     The Land together with (a) all reversions, remainders, easements, rights-of-way, appurtenances and hereditaments appertaining to or otherwise benefiting or used in connection with the Land, (b) any and all improvements located on or appurtenant to the Land, including the building constructed thereon, and (c) all of Seller's right, title and interest in and to any strips of land, streets, and alleys abutting or adjoining the Land.

     C. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Property, upon and subject to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the obligations and undertakings hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

                                    ARTICLE 1
                        PURCHASE AND SALE OF THE PROPERTY

     1.1 PURCHASE. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions contained herein, Seller hereby agrees to sell and convey by marketable title to Purchaser, and Purchaser agrees to purchase from Seller, all of the Property.

     1.2 PURCHASE PRICE. The purchase price for the Property shall be TWO HUNDRED FIFTY THOUSAND & NO/100 DOLLARS ($250,000).

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          (a)  DEPOSIT. Within three business days after this Agreement has been executed by both Seller and Purchaser, Purchaser will deliver its check in the amount of FIVE THOUSAND & NO/100 DOLLARS ($5,000) (the "EARNEST MONEY DEPOSIT") to Mid America Real Estate of Phillipsburg (the "ESCROW AGENT"). The Escrow Agent will upon receipt deposit the Earnest Money Deposit in an interest-bearing account and hold and disburse the same pursuant to the terms of this Agreement (the Earnest Money Deposit, to the extent so paid by Purchaser to the Escrow Agent, and all interest earned thereon are hereinafter collectively called the "DEPOSIT"). The Deposit will be credited against the Purchase Price at the closing of the transaction contemplated hereby (the "CLOSING").

          (b) BALANCE. The balance of the Purchase Price, subject to closing adjustments, will be paid at the Closing.

                                    ARTICLE 2
                     SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller represents and warrants to Purchaser as follows:

     2.1 NO ACTIONS. There are no actions, suits, proceedings or claims pending or, to the best of Seller's knowledge, threatened with respect to or in any manner affecting the Property or the ability of the Seller to consummate the transaction contemplated by this Agreement.

     2.2 EMINENT DOMAIN. There are no pending or threatened condemnation, or similar proceedings affecting the Property, or any part thereof, and to the best of Seller's knowledge, no such proceeding is contemplated by any governmental authority.

     2.3 AUTHORITY. Seller is a duly organized and existing corporation and in good standing under the laws of the State of Oklahoma. Seller has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Seller in connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons signing this Agreement on behalf of Seller is authorized to do so. Seller will furnish to Purchaser any and all documents to evidence such authority as Purchaser reasonably requests.

     2.4 BINDING OBLIGATIONS. No third party approval or consent is required to enter into this Agreement or to consummate the transaction contemplated hereby. To the best of Seller's knowledge, the entering into and consummation of the transactions contemplated hereby will not conflict with, or with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement to which Seller is a party or by which Seller may be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting Seller or the Property. This Agreement and all documents

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required hereby to be executed by Seller are and will be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

     2.5 DISCLAIMER. Purchaser acknowledges and agrees that Seller has not made any representations or warranties of any kind or character, whether expressed or implied, in connection with the Property and Purchaser agrees to accept the Property in its "as is, where is" condition. Purchaser acknowledges that it is relying on its own inspection and investigation of the Property and is not relying on any representations or warranties of Seller whatsoever with respect to the physical condition of the Property.

                                    ARTICLE 3
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to Seller as follows:

     3.1 AUTHORITY. Purchaser is a corporation duly organized and existing and in good standing under the laws of the State of Kansas. Purchaser has the full right and authority to enter into this Agreement and consummate the transaction contemplated by this Agreement. All requisite action has been taken by Purchaser in connection with the entering into of this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. Each of the persons signing this Agreement on behalf of Purchaser is authorized to do so. Purchaser will furnish to Seller any and all documents to evidence such authority as Seller reasonably requests.

     3.2 BINDING OBLIGATIONS. No third party approval or consent is required to enter into this Agreement or to consummate the transaction contemplated hereby. To the best of Purchaser's knowledge, the entering into and consummation of the transactions contemplated hereby will not conflict with, or with or without notice or the passage of time or both, constitute a default under, any contract, lease or other agreement to which Purchaser is a party or by which Purchaser may be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting Purchaser. This Agreement and all documents required hereby to be executed by Purchaser are and will be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

                                    ARTICLE 4
                      SELLER'S UNDERTAKINGS PENDING CLOSING

     4.1 OPERATION OF THE PROPERTY. Until the earlier of the Closing or the termination of this Agreement, Seller undertakes and agrees as follows:

          (a) Not to do anything which would impair or modify the status of title as shown on the title commitment, which Purchaser May elect to obtain at its expense for its review within 10 days after execution of this Agreement.

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          (b)  Not to enter into any lease or other contract which, following
Closing, will be binding upon Purchaser or the Property without, in each instance, obtaining the prior written approval of Purchaser.

          (c) Not to permit any transfer of any of Seller's interest in the Property, nor permit any encumbrance of same.

     4.2 ADVISE PURCHASER. Until the earlier of the Closing or the termination of this Agreement, Seller agrees to notify Purchaser promptly upon learning or receiving notice, whichever first occurs, of:

          (a) Any fact or event which would make any of the representations or warranties of Seller contained in this Agreement untrue or misleading in any material respect or which would cause Seller to be in violation of any of its covenants or other undertakings or obligations hereunder.

          (b) Any proposed change (other than changes proposed by Purchaser) in any zoning or law affecting the use or development of the Property, or any part thereof.

          (c) Any pending or threatened litigation which affects the Property or any part thereof.

          (d) Any threatened or pending proceedings in condemnation, bankruptcy or insolvency which would affect the Property or any person or entity owning any interest therein.

                                    ARTICLE 5
                         PURCHASER'S OBLIGATION TO CLOSE

     Purchaser will not be obligated to close hereunder unless each of the following conditions have been satisfied or waived by Purchaser on the "Closing Date" (as defined in Section 6.1):

     5.1 TITLE POLICY. Purchaser will on execution of this Agreement order a commitment for an ALTA owner's policy of title insurance (the "Title Policy") insuring marketable fee simple title to the Property in Purchaser in the amount of the Purchase Price. Any exceptions disclosed in the title commitment not objected to by Purchaser within 10 days after receipt thereof from the Title Insurance Company are deemed accepted by Purchaser.

     5.2 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Seller in Article 2 are true and correct on and as of the Closing Date with the same force and

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effect as though such representations and warranties had been made on and as of the Closing Date.

     5.3 SELLER'S PERFORMANCE. Seller has performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

     5.4 INDUSTRIAL REVENUE BONDS. Purchaser secures (i) from Phillips County, Kansas its agreement for abatement of real estate taxes and intent to issue Industrial Revenue Bonds ("Bonds") for the project, and (ii) from the City of Phillipsburg, its agreement for abatement of City sales taxation. Purchaser will proceed immediately upon execution of this Agreement to seek such Intent to Issue and such City Tax Abatement.

     5.5 FAILURE OF CONDITIONS. If any condition specified in Sections 5.1, 5.2, 5.3 or 5.4 above is not satisfied on or before the Closing or such other date as is specified, then at Purchasers option, (i) if Seller notifies Purchaser (which Seller will have no obligation to do) that Seller would like to attempt to cure or satisfy any such condition that is susceptible of cure, Purchaser may extend the date for Closing to allow Seller a sufficient time (but not to exceed 10 days) within which to cure or satisfy any such condition, in which case Seller will immediately commence prosecution of such cure or satisfaction and diligently pursue same to completion, at which time a new Closing will be scheduled within 3 days after completion of such cure or satisfaction, (ii) Purchaser may waive such condition either at the time originally established for Closing or thereafter prior to the end of the cure period, (iii) Purchaser may terminate this Agreement by written notice thereof to Seller, either at the time originally established for Closing or at the end of the cure period provided pursuant to clause (i) above, if at such time such condition has not been cured, in which case the Deposit will be returned to Purchaser and the parties will thereupon be relieved of all further obligations hereunder, or (iv) if the failure of the condition is due to a breach by Seller hereunder, Purchaser may pursue any of its remedies under Section 10.1.

                                    ARTICLE 6
                                     CLOSING

     6.1 TIME OF CLOSING. The Closing Date will be fifteen (15) days after satisfaction of the conditions set forth in Sections 5.1 and 5.4 above, or such other date as may be mutually agreed to by the parties. The Closing will take place at 10:00 a.m. at the offices of the Escrow Agent on the Closing Date. If Closing does not occur, the Deposit will be returned to Purchaser, retained by Seller, or otherwise dealt with, all as provided elsewhere in this Agreement.

     6.2  DELIVERIES. At the Closing the following will occur:

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          (a)  Seller will deliver to Purchaser a duly executed and acknowledged special warranty deed conveying the Property to Purchaser, free and clear of all matters affecting title, except for the exceptions disclosed in the Title
Policy. The deed shall contain a restriction precluding the use of the Property as a grocery store or supermarket for a period of fifteen (15) years after recordation of the deed.

          (b) Seller will cause the Title Company to issue to Purchaser, or unconditionally commit to issue to Purchaser after Closing, the Title Policy.

          (c) Purchaser will pay to Seller the balance of the Purchase Price, subject to the adjustments described in Article 7.

          (d)  Possession of the Property will be delivered to Purchaser.

          (e) Seller will execute and deliver to Purchaser and the Title Company an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue code of 1986, as amended.

          (f) Seller will execute and deliver to the Title Company such agreements or statements concerning parties in possession of the Property or claims for mechanic's liens as may be required by the Title Company in order to issue the Title Policy.

          (g) Seller will, whenever and as often as it is reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it is reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.

                                    ARTICLE 7
                         PRORATIONS AND CLOSING EXPENSES

     7.1 CLOSING ADJUSTMENTS. The cash due at Closing pursuant to Section 1 will be subject to adjustment as of the Closing Date in accordance with the following provisions:

          (a) TAXES: Real property taxes and special assessments (if any) on the Property will be prorated to the Closing based on the most recent assessed valuations and mill levy available, which proration will be adjusted in cash between Seller and Purchaser promptly after presentation of written evidence that the actual taxes payable for the tax year in which the Closing occurs differ from the amounts used for proration purposes at Closing. Prior to Closing, Seller will pay all taxes on the Property as and when they become due and prior to delinquency.

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          (b)  LIENS AND ENCUMBRANCES. The amount of any lien, mortgage or other monetary judgement or encumbrance then affecting the Property will be paid from the funds to which Seller will otherwise be entitled.

          (c) CLOSING COSTS. Seller will pay the cost of recording any instruments required to discharge any liens or encumbrances against the Property, and Seller's other customary closing costs. Purchaser will pay the cost of recording Seller's deed, the premium for the Title Policy and Purchaser's other customary closing costs.

     7.2 SETTLEMENT SHEET. At the Closing, Seller and Purchaser will execute a Closing settlement sheet to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement.

                                    ARTICLE 8
                                 CASUALTY DAMAGE

     8.1 NOTICE. In the event that any of the Property should be damaged by any casualty prior to Closing, Seller will promptly give Purchaser written notice of such occurrence.

     8.2 TERMINATION. In the event of any such casualty damage occurring prior to Closing, Seller shall have the option of either terminating this Agreement by notice to Purchaser within twenty (20) days after such casualty, or electing to proceed with the sale. If Seller elects to proceed with the sale, Purchaser shall have ten (10) days after such election by Seller to either terminate this Agreement or purchase the Property pursuant to the terms of this Agreement without adjustment in the Purchase Price, but in the latter event all insurance proceeds shall be assigned to Purchaser.

                                    ARTICLE 9
                                  CONDEMNATION

     9.1 NOTICE. If prior to Closing Seller learns of any actual or threatened taking in condemnation or by eminent domain (or a sale in lieu thereof) of all or any portion of the Property, Seller will notify Purchaser promptly thereof.

     9.2 TERMINATION. Any actual or threatened taking or condemnation for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or by any right of eminent domain of all or any part of the Property between the date of this Agreement and the Closing Date will, at Purchaser's option, cause a termination of this Agreement. The election to terminate provided hereby must be exercised by Purchaser (or will be deemed to have been waived) by notice to Seller to that effect given within 20 days following Purchaser's receipt of Seller's notice pursuant to Section 9.1. Upon delivery of such termination notice, the Deposit will be returned to Purchaser and both parties will be relieved

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of any further obligations hereunder. If Purchaser does not elect to so terminate this Agreement, Purchaser shall pay the purchase price without adjustment for the condemnation and Seller will be relieved of all obligations under this Agreement with respect to the portion of the Property so taken or condemned, but Purchaser will be entitled to receive all proceeds of any such condemnation, and Seller agrees that it will not make any adjustment or settlement of any such proceeds or condemnation proceeding without Purchaser's consent and will take at Closing all action necessary to assign its entire interest in such award to Purchaser.

                                   ARTICLE 10
                                    REMEDIES

     10.1 BREACH BY SELLER. Time is of the essence with respect to Seller's obligations hereunder. If Seller fails to comply with any of its obligations hereunder which are required to be performed at or prior to the Closing, Purchaser, at Purchaser's option, will be entitled to terminate this Agreement and obtain the prompt refund of the Deposit, whereupon both parties will be discharged from all duties and performance hereunder. In the alternative, Purchaser will be entitled to specific performance as its sole remedy.

     10.2 BREACH BY PURCHASER. Time is of the essence with respect to Purchaser's obligations hereunder. If Purchaser fails to complete the acquisition as herein provided by reason of any default by Purchaser, Seller, shall be entitled to terminate this Agreement and have the Deposit paid to Seller and/or seek specific performance and/or damages resulting from Purchaser's breach.

                                   ARTICLE 11
                               GENERAL PROVISIONS

     11.1 BROKERS. Seller and Purchaser each hereby represent and warrant to the other that their sole contact with the other or with the Property has been made without the assistance of any broker or other third party except, Trammell Crow & Progressive Realty ("BROKERS"). Seller will be solely responsible for the payment of 7% commission to be divided equally by the Brokers and Seller and Purchaser further agree to save and hold each other free, clear and harmless from any claim, cost or expense for or in connection with any claims for commissions or compensation claimed or asserted (other than those due Brokers) by or through each respective party in connection with the transaction contemplated herein.

     11.2 FURTHER ASSURANCES. Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be requisite to carry out the intent and purpose of this Agreement.

     11.3 ENTIRE AGREEMENT. No change or modification of this Agreement will be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the

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provisions of this Agreement will be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and the sale of the Property. All prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.

     11.4 DATES. If any date set forth in this Agreement for the delivery of any document or the happening of any event should, under the terms hereof, fall on a weekend or holiday, then such date will be automatically extended to the next succeeding weekday that is not a holiday.

     11.5 GOVERNING LAW. This Agreement will be construed and enforced in accordance with the laws of the State of Kansas.

     11.6 NOTICES. All notices, demands or other communications required or permitted to be given hereunder must be in writing and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third business day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of 12:00 Noon on the immediately following business day after deposit with Federal Express or a similar overnight courier service that provides evidence of receipt, addressed as follows; or as of the third business hour (a business hour being one of the hours from 8:00 a.m. to 5:00 p.m. on business days, local time of the recipient) after transmitting by telecopier to the telecopy number set forth below:

     If to Purchaser:     Brooke Corporation
                          c/o Lowell F. Hahn
                          353 F. Street
                          Phillipsburg, Kansas 67661
                          Telecopy: (785) 543-2167

     If to Seller:        Fleming Companies, Inc.
                          c/o Irwin Blond
                          Lathrop & Gage L.C.
                          2345 Grand Boulevard, Suite 2800
                          Kansas City, Missouri 64108
                          Telecopy: (816) 292-2001

     Any address or telecopy number fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this Section 11.6.

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     11.7 HEADINGS. The paragraph headings which appear in some of the Sections of this Agreement are for purposes of convenience and reference and are not in any sense to be construed as modifying the Sections in which they appear.

     11.8 ASSIGNMENT. This Agreement may not be assigned by Purchaser without Seller's prior written consent.

     11.9 SUCCESSORS AND ASSIGNS. Subject to Section 11.8, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

     11.10 SURVIVAL. All of the parties' representations, warranties, rights, covenants, and agreements hereunder, to the extent not fully performed or discharged by or through the Closing, will not be deemed merged into any instrument delivered at Closing and will remain fully enforceable thereafter for a period of six (6) months.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date(s) set forth below, but as of the date first set forth above.

PURCHASER:                            BROOKE CORPORATION
                                      By: /s/ [ILLEGIBLE]
                                         ---------------------------------------
                                      Title: CEO, TREASURER
                                            ------------------------------------

SELLER:                               FLEMING COMPANIES, INC.

                                      By: /s/ [ILLEGIBLE]
                                         ---------------------------------------
                                      Title: William C. Mee
                                            ------------------------------------
                                            Vice President, Shared Services-Real
                                            Estate